BLANKET BOND INSURANCE AGREEMENT

         THIS AGREEMENT is made as of this 23rd day of November 2004, by and among the investment companies listed in Appendix A (collectively referred to herein as the "Funds" or the "Parties").


                                   WITNESSETH:

         WHEREAS, the Funds, each of which is advised by FIRST TRUST ADVISORS, L.P., an Illinois Limited Partnership ("Adviser"), have agreed to acquire a joint insured policy (the "Policy") issued by Chubb Group of Insurance Companies containing broker's blanket bond coverage ("Blanket Bond Coverage") which shall cover all Parties;

         WHEREAS, the total amount of the Blanket Bond Coverage under the Policy will be $7,250,000 ("Bond Amount") based upon the determination of each insured Party's Board of Trustees, that such insured Parties should have an amount of coverage, in the aggregate, of $7,150,000 ("Basic Bond Coverage") as provided in Appendix B:

         WHEREAS, the Parties desire to provide herein for an allocation of the premiums for the Blanket Bond Coverage and a manner of allocating any loss proceeds received under the Policy.

         The Parties, therefore, agree that:

          1. Allocation of Blanket Bond Coverage Premium. Each Party shall pay a portion of the Blanket Bond Coverage annual premium as set forth in Appendix C. These amounts have been determined based upon the proportion of the premium that each such insured Party would pay for its Basic Bond Coverage if it maintained a single insured bond to the total of such premiums by all of such insured Parties.

          2. Losses.

         (a) General. The Policy is a "claims made" insurance policy and a Policy Year is the period from October 9, 2004, through the next succeeding October 9, 2005 (or any modification of that period as may be agreed by the Parties and the insurer). The insured loss (including all related expenses) of a Party which relates to a claim made by that Party relating to a particular Policy Year under the Blanket Bond Coverage is hereinafter referred to as a "Blanket Bond Loss." Party includes the trustees, directors and officers of an insured Party and other insured agents or employees of such a Party.

         (b) Blanket Bond Loss. If only one insured Party incurs a Blanket Bond Loss relating to a Policy Year, the proceeds of the Blanket Bond Coverage for that Policy Year will be allocated to that Party. If more than one insured Party incurs a Blanket Bond Loss relating to a particular Policy Year, the proceeds of the Blanket Bond Coverage for that Policy Year will first be allocated among those insured Parties in proportion to their respective premiums paid under Paragraph 1 hereof for Blanket Bond Coverage. If, for that particular Policy Year, after initial allocation, there are remaining proceeds of the Blanket Bond Coverage and there are then insured Parties whose Blanket Bond Losses have not been paid in full, such proceeds shall be further allocated among such insured Parties in proportion to their respective premiums paid for such Coverage (repeating this further allocation procedure as each of such insured Parties is paid in full, until all proceeds have been allocated). If all Blanket Bond Losses relating to a particular Policy Year are not paid at the same time, the insured Parties who claim such Losses for that Policy Year shall make such provisions as they deem suitable to the particular circumstances (taking into account the size of any payment received, the size, nature and expected result of any remaining claims, and all other relevant factors) to permit a later re-allocation of amounts first paid. In no event shall any insured Party who incurs a Blanket Bond Loss relating to a Policy Year which equals or exceeds its Basic Bond Coverage be allocated proceeds of the Blanket Bond Coverage for that particular Policy Year in an amount less than its Basic Bond Coverage.

          3. Notices. Each Party agrees to give promptly to the insurer all notices required under the Policy and to send a copy of each such notice to the Adviser.

          4. Agent. The Adviser is hereby appointed as the agent for all of the Parties for the purpose of making, adjusting, receiving and enforcing payment of all claims under the Policy and otherwise dealing with the insurer with respect to the Policy. All expenses incurred by the Adviser in its capacity as agent for claims shall be shared by the Parties (including the Adviser) in the same manner as above provided for the sharing of Losses.

          5. Modification and Termination. This Agreement may be modified or amended from time to time by mutual written agreement among all of the Parties. It may be terminated with respect to any one Party by not less than 60 days' written notice to the other Parties which are still parties to the Agreement. It shall terminate with respect to any Party as of the date that Party ceases to be an assured under the Policy; provided that such termination shall not affect that Party's rights and obligations hereunder with respect to any claims on behalf of that Party which are paid under the Policy by the insurer after the date the Party ceases to be an insured under the Policy.

          6. Further Assurances. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.


                                    FIRST DEFINED PORTFOLIO FUND, LLC


                                    FIRST TRUST VALUE LINE(R) 100 FUND


                                    FIRST TRUST VALUE LINE(R) DIVIDEND FUND


                                    FIRST TRUST/FOUR CORNERS SENIOR FLOATING
                                       RATE INCOME FUND


                                    MACQUARIE/FIRST TRUST GLOBAL
                                       INFRASTRUCTURE/UTILITIES DIVIDEND
                                       & INCOME FUND


                                    FIRST TRUST/VALUE LINE(R) & IBBOTSON EQUITY
                                       ALLOCATION FUND


                                    FIRST TRUST/FOUR CORNERS SENIOR FLOATING
                                       RATE INCOME FUND II


                                    ENERGY INCOME AND GROWTH FUND


                                    FIRST TRUST/FIDUCIARY ASSET MANAGEMENT
                                       COVERED CALL FUND


                                    FIRST TRUST/ABERDEEN GLOBAL OPPORTUNITY
                                       INCOME FUND


                                    By  /s/ James A. Bowen
                                    -------------------------
                                    President

                                   APPENDIX A

FUNDS

Energy Income and Growth Fund
First Defined Portfolio, LLC
First Trust/Fiduciary Asset Management Covered Call Fund
First Trust/Four Corners Senior Floating Rate Income Fund
First Trust/Four Corners Senior Floating Rate Income Fund II
First Trust Value Line(R) 100 Fund
First Trust Value Line(R) 100 Dividend Fund
First Trust/Value Line(R) & Ibbotson Equity Allocation Fund
Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund First Trust/Aberdeen Global Opportunity Income Fund

                                   APPENDIX B


                                                                     BASIC BOND        ADDITIONAL       TOTAL
PARTY                                                                 COVERAGE          COVERAGE       COVERAGE
Energy Income and Growth Fund                                       $  600,000                       $  600,000
First Defined Portfolio, LLC                                           525,000                          525,000
First Trust/Fiduciary Asset Management
    Covered Call Fund                                                  750,000                          750,000
First Trust/Four Corners Senior Floating Rate
    Income Fund                                                        600,000                          600,000
First Trust/Four Corners Senior Floating Rate
    Income Fund II                                                   1,000,000                        1,000,000
First Trust Value Line(R) 100 Fund                                     750,000                          750,000
First Trust Value Line(R) 100 Dividend Fund                            900,000                          900,000
First Trust/Value Line(R) & Ibbotson Equity                            525,000                          525,000
     Allocation Fund
Macquarie/First Trust Global Infrastructure/Utilities                  750,000                          750,000
     Dividend & Income Fund
First Trust/Aberdeen Global Opportunity Income Fund                    750,000                          750,000

                             Total Coverage                         $7,150,000         $100,000      $7,250,000

                                   APPENDIX C

PARTY                                                          ANNUAL PREMIUM

Energy Income and Growth Fund                                      $2,770
First Defined Portfolio, LLC                                       $2,201
First Trust/Fiduciary Asset Management                             $6,717
   Covered Call Fund
First Trust/Four Corners Senior Floating Rate                      $2,715
   Income Fund
First Trust/Four Corners Senior Floating Rate                     $13,286
   Income Fund II
First Trust Value Line(R) 100 Fund                                 $4,797
First Trust Value Line(R) Dividend Fund                            $8,904
First Trust/Value Line(R) & Ibbotson Equity
   Allocation Fund                                                 $2,186
Macquarie/First Trust Global Infrastructure/Utilities
   Dividend & Income Fund                                          $4,422
First Trust/Aberdeen Global Opportunity Income Fund                $3,000